Consulting Agreement

This agreement is entered into this 1st day of June, 2011 by and between David Jacofsky, MD with an address at 3010 W. Agua Fria Freeway, Suite 100, Phoenix, AZ 85027 ("Consultant"), and Bacterin International, Holdings, Inc., whose address is 600 Cruiser Lane, Belgrade, MT 59714, (hereinafter referred to as the "Company").

WHEREAS, the Company has and will have certain materials, compounds, compositions, chemicals, coatings, methods, biologics (collectively "Company Materials") and certain technical and business information with respect to business, technology, materials and equipment (collectively "Company Information"); and whereas, Consultant is desirous of providing services to Company and whereas, the Company is desirous of retaining Consultant as a consultant, and

WHEREAS, Consultant may have access to Company Material and Company Information,

NOW, THEREFORE, in consideration of the mutual and other good and valuable consideration, Company and Consultant agree as follows:

1. Retention of Consultant; services to be performed. The Company hereby retains Consultant according to the terms of this Agreement to perform consulting services as set forth in Schedule A (hereunder referred to as "Services").

2. Place of Performance. The services may be performed at any of the following sites: the Consultant's own site; the Company's place of business; or at such other reasonable location as may be mutually agreed from time to time. The services provided under this agreement are advisory in nature.

3. Compensation. For Services rendered hereunder, the Consultant shall be entitled to the following:

    a. Restricted common stock of Bacterin International Holdings, Inc. to be issued and to vest on the terms described in Schedule B attached. Previous grants of restricted common stock of Bacterin International Holdings, Inc. are reflected in Appendix B.

    b. One Percent (1%) of net sales from all hardware or implant projects that Consultant oversees the development and commercialization of on behalf of Bacterin International, Inc.

4. Expenses. Generally, Company will reimburse Consultant for reasonable travel and other out-of-pocket expenses incurred by Consultant in rendering Services encompassed by this agreement. Reimbursement sometimes requires

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prior approval or special documentation. Consultant should always refer to Company's currently effective reimbursement policies before incurring expenses. The Bacterin Procedure For Consulting Reimbursement is attached as Appendix A and is incorporated as part of this agreement by reference.

The Company shall pay reimbursable expenses within 30 days of receipt of appropriate receipts, invoices or other such documentation of the expenses. In addition, with the Company's prior written consent, the Consultant may have such reasonable and necessary travel expenses and hotel accommodations billed directly to the Company, or paid in advance by the Company. Alternatively, the Company, at its discretion has the right to make such arrangements itself on behalf of Consultant. Air travel expenses will be reimbursed either as a.) Business-class seating for international travel, or b.) Coach-class seating for domestic travel.

5. Non-Disclosure and Confidential Information.

   a. Consultant acknowledges that in the course of performing services he may receive or be given access to information which Company regards as confidential or proprietary and/or that the Consultant may himself develop such information for the company (collectively "Confidential Information or Confidential Material"). Confidential Information shall also include this Agreement and its terms. Consultant shall not, for a period of five (5) years from the date of termination of this Agreement, disclose any Confidential Information or Confidential Material to any third party without prior written consent of a duly authorized officer of the Company. Provided, however, that Consultant shall keep Confidential Information that Company treats as a trade secret confidential so long as Company treats such Confidential Information as a trade secret.

   b. The foregoing restriction will not apply to any information which:

      i. Was known to consultant at the time of disclosure, as demonstrated by written records.

      ii. Becomes public knowledge by means other than Consultant breach of his covenant.

      iii. Is disclosed pursuant to the order or requirement of a court or other governmental body.

6. Computer and E-mail. Any Company Information, Confidential Information, or Confidential Materials transferred to the Consultant's computer(s)—whether via disk, flash memory, e-mail, or any other means—shall remain on Consultant's equipment only. No Company Information, Confidential Information, or Confidential Materials shall be moved to computer systems belonging to entities other than the Consultant. Additionally, all

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communication (verbal, telephone, electronic, etc.) with company employees must be for legitimate business purposes. Fraudulent, harassing, threatening, discriminatory, sexually explicit or obscene messages and/or material are not to be transmitted, printed, requested or stored. "Chain letters," solicitations and other forms or mass mailings are not permitted.

7. Rights and Licenses. No rights or licenses in or to Company Information or Company Materials are granted to Consultant by virtue of this Agreement. Consultant shall return to the Company, at the expiration of this agreement, all copies of any and all information, materials and physical documents, whether prepared by the Company or by the Consultant, when such materials or documents include or incorporate Company Materials or Company Information, whether or not such documents are classified as "Confidential". The term document is used in its broadest sense and includes electronic information in the form of discs, tapes, non-volatile memory, etc.

8. Ownership. It is expressly understood that inventions, drawings, data or any other materials and or information generated as a result of Consultants work with the Company ("Work Product") shall be owned by the Company, and Consultant hereby assigns to Company all right, title and interest in and to such Work Product including any and all patent, copyright, trade secret, trademark rights and all other intellectual property rights related to the Work Product (the "Proprietary Rights"). Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that Consultant now or may hereafter have for infringement of any Proprietary Rights in the Work Product assigned hereunder to Company. Consultant shall cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement, maintenance and enforcement of all Proprietary Rights in the Work Product in any and all countries. To that end Consultant (and all subcontractors) will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof, including without limitation any assignments of such Proprietary Rights to Company or its designee. Consultant will be entitled to a fair and reasonable fee for rendering such services in addition to reimbursement of authorized expenses incurred at the prior written request of Company. In the event Company is unable for any reason, after reasonable effort, to secure Consultant's signature on any document needed in connection with the actions specified in this Section 8, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8 with the same legal force and effect as if executed by Consultant.

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9. Representation and Warranties. Consultant represents and warrants that

   a. he will not make any misrepresentation or unauthorized statement about the Company or its products or about the performance of Consultant's Services hereunder, nor shall Consultant make any misrepresentation concerning any Services rendered under this Agreement;

   b. consultant can and will perform the services required by this agreement *without disclosing or using any confidential information and/or proprietary information of any third party*;

   c. no other prior agreements, obligations, restrictions, or conflicts of interest exist with any other party that limits or prohibits his ability to enter into and render the services required under this Agreement; and that

   d. in performing services under this Agreement, he will not promote the sale of any Company products to an institution, organization, practice or service in which the Consultant has a direct or indirect financial interest.

10. Term and Termination. This Agreement will become effective on the date first set forth above and will automatically expire four (4) years from that date, unless terminated earlier as provided herein. This Agreement may also be renewed annually in writing, within sixty (60) days prior to the Termination date, should both parties so agree. Either party may terminate this Agreement for any reason upon 30 days prior notice to the other party. The following provisions of this Agreement shall survive its termination: 5, 7, 8, 10, 13, 14 and 17.

11. Assignment. Consultant shall not transfer or otherwise assign this Agreement to any other person or entity without Company's prior written consent.

12. Independent Contractor. Consultant will be and act as an independent contractor and not as an employee of Company. Consultant provides Services under this Agreement solely under its own supervision and will be subject to Company's direction only as to the specific areas of Company's interests for which Services are to be provided. Nothing herein will be construed as creating an employer/employee relationship between Company and the Consultant. Consultant will not be entitled to any benefits that Company may make available to its employees. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority. Consultant has no authority to, and will not, obligate Company by contract or otherwise.

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13. Severability. If any provision of the Agreement is for any reason declared to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Such invalid and unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, the Agreement shall be construed as if it did not contain said provision and the rights and obligations of the parties shall be construed and enforced accordingly.

14. Disputes. All disputes with respect to this agreement shall be governed by the laws of Colorado and shall be submitted to binding arbitration in Colorado, and Company and Consultant hereby consent to jurisdiction in the state of Colorado. Despite the foregoing, nothing in this Section 14 shall prevent either party from seeking temporary equitable relief (including injunctive relief) from a court located in Colorado, pending selection of the arbitrator(s) and the arbitrator(s)' commencement of proceedings, when such interim relief is appropriate to preserve a party's rights under this Agreement pending arbitration (e.g., the enforcement of the confidentiality provisions of this Agreement).

15. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, superseding any previous oral or written communication, representation, understanding or agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and dated subsequent to the date hereof.

16. Notices. Any notices or other written communication to be given hereunder shall be in writing mailed postage prepaid to the other party at its address set forth above, or such address as may be given by written notice and shall be deemed effective upon the date of mailing.

17. Publicity and Advertising. Neither party shall have the right to use the other party's name or the name of any member of that party's organization in publicity, advertising, or other promotional material or media without prior written approval by the other party.

Signature Page Follows

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18. IN WITNESS WHEREOF. The Consultant and Company have executed the Agreement as of the date set forth in the first paragraph. Each party acknowledges receipt of an original constituting one and the same document.

Dated: 8/10/11

David Jacofsky, MD

Bacterin International Holdings, Inc.

Dated: 8/11/2011

By: Guy Cook
President & CEO

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Schedule A

Duties

Consultant agrees to perform the following services:

Consultant shall attend dinner meetings, introductions, and similar meetings, and perform follow-up tasks related to same on behalf of the company.

Consultant, as Chief Clinical Officer ("CCO") will provide clinical and quality leadership for Bacterin. He will assist the company in the development, implementation and monitoring of clinical practices in procedures and applications utilizing Bacterin's products. He will provide guidance and direction for clinical research and the clinical direction for the internal development and/or acquisition of new products or services. As COO he will support the company regarding compliance with current and future clinical practice standards by exercising leadership through influence and defining and directing processes and outcomes.

Minimum Hours

Consultant agrees to work a minimum of seventy (70) days at eight (8) hours a day in a single year, for a total of 560 hours per year.

This term shall not be interpreted to mean that Consultant must work one hundred and forty (140) days per year in order to earn restricted stock under both this agreement and Consultant's prior Consulting agreement of August 10, 2010.

Quarterly Report

Consultant agrees to prepare a quarterly report describing how Consultant has fulfilled the duties listed in this contract, and Consultant will use the form provided for this purpose. Consultant will submit these reports within 30 days of the end of each quarter.

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Schedule B

BACTERIN INTERNATIONAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Agreement between Bacterin International Holdings, Inc. (the "Plan Sponsor") and David Jacofsky, MD, (the "Participant") shall be effective as of June 1 2011. The Plan Sponsor and Participant agree as follows:

1. **Grant of Restricted Stock.** Participant is hereby granted Restricted Stock of the Plan Sponsor pursuant to the Bacterin International Equity Incentive Plan (the "Plan") by action of the Plan Committee. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan.

2. **Date of Grant.** The date of the grant of the Restricted Stock is June 1, 2011.

3. **Number and Price of Shares.** The number of Shares of Restricted Stock granted is four hundred and eighty thousand (480,000).

4. **Vesting.** The Restricted Stock granted hereby shall become vested as set forth in the following schedule:

Date	Number of Shares Which Become Vested
September 1, 2011	60,000
December 1, 2011	30,000
March 1, 2012	30,000
June 1, 2012	30,000
September 1, 2012	30,000
December 1, 2012	30,000
March 1, 2013	30,000
June 1, 2013	30,000
September 1, 2013	30,000
December 1, 2013	30,000
March 1, 2014	30,000
June 1, 2014	30,000
September 1, 2014	30,000
December 1, 2014	30,000
March 1, 2015	30,000
Total	480,000

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In order to be vested in Shares of Restricted Stock in accordance with the schedule, the Participant must have been acting as a Consultant to the Company from the date of this Agreement through the applicable vesting date scheduled above. If consulting services end for reasons other than cause, remaining unvested Restricted Stock will vest on a pro-rata basis measured only to the time of the vesting date that next follows the date of the cessation of consulting services.

Acceleration of Exercisability. Upon a Change in Control of the Plan Sponsor, all Restricted Shares under this Agreement shall immediately be 100% vested without regard to the schedule contained in this Restricted Stock Agreement.

5. **Legends.** Certificates representing vested Shares may contain such legends and transfer restrictions as the Plan Sponsor shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Stock until there has been compliance with federal and state securities laws.

6. **Receipt of Plan.** By entering into this Agreement, Participant acknowledges that

   a. he or she has received and read a copy of the Plan and

   b. this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

   By entering into this Agreement, Participant further acknowledges that all grants under the Plan are determined by the Committee in its sole discretion and that nothing contained in the Plan or in any grant under the Plan shall confer a right or entitlement to receive any further grants in the future. Notwithstanding the foregoing, neither the Committee nor the Company may reduce the number of shares of Restricted Stock or the vesting schedule listed in paragraphs 3 and 4 of this Exhibit B.

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IN WITNESS WHEREOF, the Plan Sponsor by a duly authorized officer of the Plan Sponsor and Participant have executed this Agreement, effective as of the date of grant.

BACTERIN INTERNATIONAL HOLDINGS, INC.
Plan Sponsor

By: ______________________

Title: CEO

Date: 8/11/2011

PARTICIPANT

By: ______________________

Date: 8/10/11

Address: 3010 W. Agua Fria Fwy, Ste. 100
Phoenix, AZ 85027

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BACTERIN PROCEDURE FOR CONSULTING REIMBURSEMENT

Appendix A

Procedure Name: *Reimbursement for Expenses of Consultants*
Revision Level: *1.0*
Effective Date: *July 1, 2011*

This Bacterin Reimbursement for Expenses of Consultants applies to Consultants with Bacterin who travel on valid Bacterin business. Valid business includes serving as faculty for Bacterin -run training meetings, attending Consultant meetings and participating in project or advisory panel meetings. Terms typically used to describe such third parties may include HCPs, scientists, and engineering or marketing Consultants.

This policy is intended to provide clarity on travel and reimbursement for Consultants. This policy excludes reimbursement for Third Party events, as noted below in the "Third Party or CME Program Travel" section. Consultant reimbursement is subject to the submission of appropriate documentation and to the time allocated. In addition, all activities and reimbursements are subject to applicable regulations when those regulations are more restrictive than this policy; this includes compliance with Federal Anti- kickback Statute, the AdvaMed Code of Ethics, and state and federal laws. Any exceptions to this policy must be approved in writing by the CFO, Director of Human Resources, or Vice President of National Sales prior to the event. Questions regarding Consultant expense approval should be directed to VP of Surgeon Relations or Human Resources.

Air Travel

Consultants traveling in the U.S. on valid business for Bacterin will be reimbursed for one round-trip economy-class air travel ticket. When non-stop flight time is longer than 4 hours a business-class ticket may be permitted on a case by case basis (prior authorization required). Please note that this policy applies to the purchase of the air travel ticket, and cannot be utilized as a travel allotment. Consultants traveling from North America to an international business event on behalf of Bacterin will receive one round-trip business-class air travel ticket.

Consultants traveling on business for Bacterin are asked to book their tickets through the Bacterin corporate travel coordinator (Amanda Keith) whenever possible. When booked through Bacterin, tickets will be prepaid by Bacterin. Booking tickets through Bacterin's travel agent enables (per individual airline guidelines) a transfer of the ticket value to Bacterin in the event that a meeting is canceled. Bacterin's travel agent will suggest the lowest fare options within the appropriate class of travel.

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BACTERIN PROCEDURE FOR CONSULTING REIMBURSEMENT

Procedure Name: *Reimbursement for Expenses of Consultants*
Revision Level: *1.0*
Effective Date: *July 1, 2011*

Consultants must submit the actual itinerary associated with the business travel in order for reimbursement to be processed by Bacterin. Credit card statements alone are not sufficient evidence for reimbursement.

All tickets must be booked on commercial carriers. Bacterin will not pay for charter flights or other private plane expenses. All exceptions must be approved in writing by the CEO of Bacterin prior to the flight.

All travel provided by or reimbursed by Bacterin is for the sole purpose of transportation to and from the Bacterin business meeting and cannot include additional legs for non-business travel. In the case where a Consultant's personal travel adjoins a Bacterin business trip, consultants will need to purchase their travel independently; however, Bacterin will only provide reimbursement for the portion of the travel that relates directly to valid Bacterin business, per this policy (prior approval required). In the event that personal travel adjoins business travel on a single itinerary, Bacterin will reimburse the Consultant no more than the actual cost of that air flight in the event that the extended itinerary costs less than a direct business flight.

Hotel

For Bacterin meetings, Consultants will be reimbursed for one room for the duration of the meeting, or for a length of time specified in the meeting's pre-approved written travel guidance. For most Bacterin hosted events, hotel room and tax amounts will be prepaid. Consultants must provide a credit card upon check-in to charge any incidentals. Additional room nights must be paid by the Consultant.

In cases where the hotel is not pre-arranged or specified by Bacterin, the Consultant's selected hotel room rate must be modest. Bacterin will reimburse hotel room rates according to the following schedule:

Location	Room Rate
New York City\San Francisco	Up to $400 per night
All other cities/locations	Usual and Customary rates

In addition to the modest room rate, taxes, fees and tips will be reimbursed.

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BACTERIN PROCEDURE FOR CONSULTING REIMBURSEMENT

Procedure Name: *Reimbursement for Expenses of Consultants*
Revision Level: *1.0*
Effective Date: *July 1, 2011*

Meals

When permitted by state law, HCPs may be provided with a modest meal that is part of a Bacterin business meeting. All participants at a Bacterin business meal should have a legitimate professional interest in the information being shared. It is not appropriate simply to provide food for an HCP's entire office staff or to anyone who happens to be in the area of the meeting.

Bacterin may never pay for the meal of an HCP guest.

In the event that a meal is not provided as part of the program, Bacterin will reimburse Consultants for their own usual and customary business meals (2 alcoholic drink maximum per dinner).

Ground Transportation

Bacterin will provide for round-trip ground travel between the Consultant's home and office and the local airport or meeting location. When ground transportation with a professional driver (limousine) is used, travel must occur in a sedan-type vehicle.

Personal transportation charges will be reimbursed at the prevailing IRS mileage reimbursement rate. Bacterin will also reimburse parking charges for the length of the business trip.

When traveling using public transportation, Bacterin will provide for car service transportation or a standard rental car at the meeting location. Taxis will also be reimbursed if utilized by Consultants on valid Bacterin business.

Entertainment and Personal Activities

Personal entertainment or activity expenses while on Bacterin business are the responsibility of the Consultant. Examples include in-room movies, spa charges, fitness center fees, golf fees, ski lift tickets, etc. Bacterin may not reimburse any expenses or event costs for Consultant family members or guests.

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BACTERIN PROCEDURE FOR CONSULTING REIMBURSEMENT

Procedure Name: *Reimbursement for Expenses of Consultants*
Revision Level: *1.0*
Effective Date: *July 1, 2011*

Reimbursement
Consultants will be reimbursed for valid expenses for Bacterin -run meetings after receipt of a completed Expense Reimbursement Request and when accompanied by appropriate documentation). Consultants must submit actual detailed bills/receipts associated with the business travel in order for reimbursements to be processed by Bacterin; credit card statements alone are not sufficient evidence for reimbursement. Expenses should be sent to Human resources: Bacterin International, Inc. 664 Cruiser Lane, Belgrade, MT 59714 for reimbursement.

This policy closely follows Business Expense Reimbursement guidelines from the IRS Tax Code. This policy applies only to Bacterin -run activities and does not apply to Third Party or CME meetings (see below).

Third Party or CME Program Travel
The Third Party Meeting or CME provider is responsible for designating the travel & reimbursement policy for a Third Party/CME meeting. Bacterin cannot cover costs of Consultant speakers for any aspect of a Third Party/CME program speaking engagement, including faculty fees and travel costs. If you are asked to participate in a Third Party or CME meeting, contact the Third Party/CME program organizer directly for details on program fees and travel reimbursement rules.

Generally, Bacterin will not hold meetings contiguous with Third Party/CME programs. In the rare instance that Bacterin asks a Consultant to participate in a meeting or activity that occurs in the same locale and is contiguous to a Third Party/CME event, the Consultant must disclose to the Bacterin event owner whether or not they are participating in that Third Party/CME event. If the Consultant is not attending the Third Party/CME meeting, standard reimbursement rules apply. If the Consultant is attending the Third Party/CME Meeting, the Bacterin event owner must provide separate written reimbursement guidance in advance of the event. In any case, the Consultant may not receive compensation or reimbursement from both the Third Party/CME provider and from Bacterin for the same event and period.

Consultant Meetings with Bacterin Sales Personnel
Routine interaction with a Sales Representative is not considered a consulting activity.

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Appendix B

Previously Granted Restricted Common Stock

According to the consulting agreement entered into on August 10, 2010 between David Jacofsky, MD. and Bacterin International Holdings, Inc., David Jacofsky, MD remains entitled to a grant of restricted stock to vest according to its terms. The vesting schedule for that grant is reproduced below for convenience.

Date	Number of Shares Which Become Vested
August 10, 2010	150,000
August 10, 2011	62,500
August 10, 2012	62,500
August 10, 2013	62,500
August 10, 2014	62,500
Total	400,000

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FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT

THIS FIRST AMENDMENT TO RESTRICTED STOCK AGREEMENT (this “Amendment”) is effective as of August 11, 2011 (the “Effective Date”) by and between Bacterin International Holdings, Inc. (the “Company”) and David Jacofsky (“Consultant”). The Company and Consultant are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties recently entered into a Restricted Stock Agreement (the “Agreement”) with an effective date of June 1, 2011 even though the Agreement was not finally signed until August 11, 2011; and

WHEREAS, there were not enough authorized shares under the Company’s Equity Incentive Plan (the “Plan”) to make the grant contemplated by the Agreement on June 1, 2011;

WHEREAS, the June 1, 2011 grant date and the June 1, 2011 effective date in the Agreement were errors of administrative oversight; and

WHEREAS, the Parties wish to amend the Agreement to revise the grant date and the effective date from June 1, 2011 to August 11, 2011, the date the Agreement was finally signed by the Parties.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree to amend the Agreement as follows:

1. The effective date in the preamble to the Agreement and the date of grant in Section 2 of the Agreement shall be August 11, 2011 instead of June 1, 2011.

2. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this First Amendment to Restricted Stock Agreement shall be effective as of the date first set forth above.

Bacterin International, Inc.		Consultant

By:	/s/ Guy S. Cook	/s/ David Jacofsky
Name:	Guy S. Cook	David Jacofsky
Title:	CEO